Registration No. 333-162428

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RAILAMERICA, INC.

(Exact name of registrant as specified in its charter)

Delaware	65-0328006
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7411 Fullerton Street, Suite 300,

Jacksonville, Florida 32256

(800) 342-1131

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

RAILAMERICA, INC. 2009 OMNIBUS STOCK INCENTIVE PLAN

(Full Title of the Plan)

Scott Williams, Esq.

Senior Vice President and General Counsel

RailAmerica, Inc.

7411 Fullerton Street

Suite 300

Jacksonville, Florida 32256

1-800-342-1131

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1, filed by RailAmerica, Inc., a Delaware corporation (the “Registrant”), relates to Registration Statement 333-162428 filed by the Registrant with the Securities and Exchange Commission on October 13, 2009 registering 4,500,000 shares of common stock, par value $0.01 per share (“Common Stock”), of the Registrant relating to the RailAmerica, Inc. 2009 Omnibus Stock Incentive Plan (the “Registration Statement”) (note that the preceding share number listed does not take into account corporate actions, such as stock splits, taken in the interim).

Effective as of October 1, 2012 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated July 23, 2012, among Genesee & Wyoming Inc., a Delaware corporation (“Parent”), Jaguar Acquisition Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as the continuing corporation. In connection with the Merger, all issued and outstanding Common Stock, other than certain excluded shares, converted into the right to receive cash. As a result of the Merger, the offerings under the Registration Statement have been terminated. In accordance with the undertakings made by the Registrant to remove from registration, by means of a post-effective amendment, any of the securities under the Registration Statement which remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Time, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on the 1st day of October 2012.

RAILAMERICA, INC.

By:	/s/ B. Clyde Preslar
Name: B. Clyde Preslar Title: Senior Vice President and Chief Financial Officer

Note: no other person is required to sign this post-effective amendment to the Registration Statement on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.